Filed Pursuant to Rule 433 Registration No. 333-121744 June 26, 2006

New Issue

STRUCTURED EQUITY PRODUCTS
Indicative Terms

THE BEAR STEARNS COMPANIES INC.
INVESTMENT HIGHLIGHTS

1-year term to maturity.
Reverse
Convertible	•	Note offering linked to the common stock of Caterpillar Inc. (the “Reference Asset”).
Note
Securities	•	The Note pays an annualized fixed rate coupon; payments are made monthly in arrears.

	•	The Notes are a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A by S&P).

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Issue price for the Note offering: 100% of principal amount ($1,000); provided, however, investors who purchase an aggregate principal amount of at least $1,000,000 of this Note offering will be entitled to purchase the Note for 99.00% of the principal amount.

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The Note is not principal protected if: (i) the Closing Price of the Reference Asset ever equals or falls below 80% of the Initial Level of the Reference Asset at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

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The Note does not participate in the upside of the Reference Asset. Even if the Final Level of the Reference Asset exceeds the Initial Level of the Reference Asset, your return will not exceed the principal amount invested plus the coupon payments.

Reference Asset	Symbol	Term to Maturity	Coupon Rate	Contingent Protection Percentage	Initial Public Offering Price
Caterpillar Inc., common stock, par value $1.00
per share, traded on Chicago Stock Exchange,	CAT	1-year	[10.5%]	80%	100%[1]
New York Stock Exchange and Pacific
Exchange, Inc.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

1                       Investors who purchase an aggregate principal amount of at least $1,000,000 of this Note offering will be entitled to purchase the Note for 99.00% of the principal amount.

Structured Products Group

General terms for Note offering

This free writing prospectus relates to the offering of a Note linked to the common stock of Caterpillar Inc. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part.  Although the Note offering relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or as to the suitability of an investment in the Note.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	A1 / A (Moody’s / S&P)
PRINCIPAL AMOUNT:	$[_______]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter.
REFERENCE ASSET:	The common stock of Caterpillar Inc., par value $1.00 per share, traded on Chicago Stock Exchange, New York Stock Exchange and Pacific Exchange, Inc. under the symbol “CAT.”
SELLING PERIOD ENDS:	June [30], 2006
PRICING DATE:	June [30], 2006
SETTLEMENT DATE:	July [6], 2006
CALCULATION DATE:	July [2], 2007
MATURITY DATE:	July [6], 2007
COUPON RATE (PER ANNUM):	[10.5%], calculated on the basis of a 360 day year of 12 equal 30-day months.
CONTINGENT PROTECTION PERCENTAGE:	80% of the Initial Level.
CONTINGENT PROTECTION LEVEL:	(Contingent Protection Percentage x Initial Level).
AGENT’S DISCOUNT:	[__]
CASH SETTLEMENT VALUE:

We will pay you 100% of the principal amount of your Notes, in cash, at maturity if either of the following is true: (i) the Closing Price of the Reference Asset never equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; or (ii) the Final Level of the Reference Asset is equal to or greater than the Initial Level of the Reference Asset.

However, if both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Closing Price of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset. In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset. It is our intent to physically deliver the Reference Asset when applicable, but we reserve the right to settle the Note in cash.

INTEREST PAYMENT DATES:	The 6[h] day of each month until maturity, commencing on August 6, 2006, to be disclosed in the final pricing supplement.
INITIAL LEVEL:	[_____]
FINAL LEVEL:	The Closing Price of the Reference Asset on the Calculation Date.
EXCHANGE RATIO:	[__]; i.e., $1,000 divided by the Initial Level (rounded down to the nearest whole number, with fractional shares to be paid in cash).
FRACTIONAL SHARE CASH AMOUNT:

An amount in cash per Note equal to the Final Level multiplied by the difference between (x) $1,000 divided by the Initial Level (rounded to the nearest three decimal places), and (y) the Exchange Ratio.

CUSIP:	[073902KQ0]
LISTING:	The Note will not be listed on any U.S. securities exchange or quotation system.

Structured Products Group

Additional Terms Specific to the Notes

You should read this document together with the prospectus, dated February 2, 2005 (the “Prospectus”), as supplemented by the prospectus supplement, dated February 16, 2006 (the “Prospectus Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” and “Risk Factors - Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the Prospectus Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The Prospectus and Prospectus Supplement may be accessed on the SEC Web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/777001/000104746906002070/a2167609z424b2.htm

Selected Risk Considerations

The following highlights some, but not all, of the risk considerations relevant to investing in the Notes. The following must be read in conjunction with the sections “Risk Factors” and “Risk Factors - Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset,” beginning on pages S-5 and S-12, respectively, in the Prospectus Supplement.

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Suitability of Note for Investment — A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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Not Principal Protected —The Notes are not principal protected. If both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Closing Price of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset. In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset.

•	Return Limited to Coupon — Your return is limited to the principal amount you invested plus the coupon payments. You will not participate in any appreciation in the value of the Reference Asset.

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No Secondary Market — Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

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No Interest, Dividend or Other Payments — You will not receive any interest or dividend payments or other distributions on the stock comprising the Reference Asset; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

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Taxes — We intend to treat the Note as a put option written by you in respect of the Reference Asset and a deposit with us of cash in an amount equal to the issue price of the Note to secure your potential obligation under the put option, and we intend to treat the deposit as a short-term debt instrument for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

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The Notes may be Affected by Certain Corporate Events and you will have Limited Antidilution Protection. — Following certain corporate events relating to the underlying Reference Asset (where the underlying company is not the surviving entity), you will receive at maturity, cash or a number of shares of the common stock of a successor corporation to the underlying company, based on the Closing Price of such successor’s common stock. The Calculation Agent for the Notes will adjust the amount payable at maturity by adjusting the Initial Level of the Reference Asset, Contingent Protection Level, Contingent Protection Price and Exchange Ratio for certain events affecting the Reference Asset, such as stock splits and stock dividends and certain other corporate events involving an underlying company. However, the Calculation Agent is not required to make an adjustment for every corporate event that can affect the Reference Asset. If an event occurs that is perceived by the market to dilute the Reference Asset but that does not require the Calculation Agent to adjust the amount of the Reference Asset payable at maturity, the market value of the Notes and the amount payable at maturity may be materially and adversely affected.

Structured Products Group

INTEREST AND PAYMENT AT MATURITY

Interest. The interest rate for the Note is designated on the cover of this free-writing prospectus. The interest paid will include interest accrued from the Original Issue Date to, but excluding, the relevant Interest Payment Date or Maturity Date. Interest will be paid to the person in whose name the Note is registered at the close of business on the Record Date before each Interest Payment Date. However, interest payable on the Maturity Date will be payable to the person to whom principal is payable. If the Interest Payment Date is also a day on which principal is due, the interest payable will include interest accrued to, but excluding, the stated Maturity Date.

Payment at Maturity. We will pay you 100% of the principal amount of your Notes, in cash, at maturity if either of the following is true: (i) the Closing Price of the Reference Asset never equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; or (ii) the Final Level of the Reference Asset is equal to or greater than the Initial Level of the Reference Asset.

However, if both of the following are true, the amount of principal you receive at maturity will be reduced by the percentage decrease in the Reference Asset: (i) the Closing Price of the Reference Asset ever equals or falls below the Contingent Protection Level at any time from the Pricing Date up to and including the Calculation Date; and (ii) the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

In that event, we, at our option, will either: (i) physically deliver to you an amount of the Reference Asset equal to the Exchange Ratio plus the Fractional Share Cash Amount (which means that you will receive shares with a market value that is less than the full principal amount of your Notes); or (ii) pay you a cash amount equal to the principal amount you invested reduced by the percentage decrease in the Reference Asset. It is our intent to physically deliver the Reference Asset when applicable, but we reserve the right to settle the Note in cash.

We will (i) provide written notice to the Trustee and to the Depositary, on or prior to the Business Day immediately prior to the Maturity Date of the amount of cash or number of shares of the Reference Asset (and cash in respect of coupon and cash in respect of any fractional shares of the Reference Asset), as applicable, to be delivered, and (ii) deliver such cash or shares of the Reference Asset (and cash in respect of coupon and cash in respect of any fractional shares of the Reference Asset), if applicable, to the Trustee for delivery to you. The Calculation Agent shall determine the Exchange Ratio.

REFERENCE ASSET INFORMATION

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-20 in the Prospectus Supplement. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Reference Asset can be located by reference to the SEC file number provided below.

The summary information below regarding the company issuing the stock comprising the Reference Asset comes from the issuer’s SEC filings and has not been independently verified by us.  We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Reference Asset with the SEC. Investors are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the issuer.

Caterpillar Inc. (“CAT”)

Caterpillar Inc.’s (“CAT”) common stock, par value $1.00 per share, trades on Chicago Stock Exchange, New York Stock Exchange and  Pacific Exchange, Inc. under the symbol “CAT.”  CAT operates in three principal lines of business: the design, manufacture, marketing and sales of construction, mining and forestry machinery, including logistics services for other companies; the design, manufacture, marketing and sales of engines; and a wide range of financing products to customers and dealers for CAT’s machinery and engines, as well as other equipment and marine vessels. CAT’s SEC file number is 001-00768.

Structured Products Group

ILLUSTRATIVE EXAMPLES & HISTORICAL TABLES

The following are illustrative examples demonstrating the hypothetical amounts payable at maturity based on the assumptions outlined below. These examples do not purport to be representative of every possible scenario concerning increases or decreases in the Reference Asset or of the movements that are likely to occur with respect to the relevant Reference Asset. You should not construe these examples or the data included in tables as an indication of the expected performance of the Notes. Some amounts are rounded and actual returns may be different.

Assumptions:

•                  Investor purchases $1,000 principal amount of Notes on the Pricing Date at the initial offering price of 100% and holds the Notes to maturity. No Market Disruption Events or Events of Default occur during the term of the Notes.

•                  Initial Level:  $72

•                  Contingent Protection Percentage:  80%

•                  Contingent Protection Level:  $57.6 ($72 x 80%)

•                  Exchange Ratio:  13 ($1,000/$72)

•                  Coupon:  10.5% per annum, paid monthly ($8.75 per month) in arrears.

•                  The reinvestment rate on any interest payments made during the term of the Notes is assumed to be 0%. The 1-year total return on a direct investment in the Reference Asset is calculated below prior to the deduction of any brokerage fees or charges. Both a positive reinvestment rate, or if any brokerage fees or charges were incurred, would increase the total return on the Notes relative to the total return of the Reference Asset.

•                  Maturity:  1 year

•                  Dividend and dividend yield on the Reference Asset:  $1.20 and 1.67% per annum

Example 1—On the Calculation Date, the Final Level of $79.20 is greater than the Initial Level, resulting in a payment at maturity of $1,000, regardless of whether the Contingent Protection Price was ever reached or breached, plus twelve interest payments of $8.75 each, for payments totaling $1,105.00. If you had invested directly in the Reference Asset for the same one-year period, you would have received total cash payments of $1,100.00 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. You would have earned a 10.5% return with an investment in the Notes and a 11.67% return with a direct investment in the Reference Asset.

Example 2—On the Calculation Date, the Final Level of $64.80 is below the Initial Level, but the Closing Price never equaled or fell below the Contingent Protection Price. As discussed in example 1 above, an investor would receive total payments of $1,105.00, earning a 10.5% return over the term of the Notes. A direct investment in the Reference Asset during that same one-year time period would have generated a return of $900.00 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. You would have earned a 10.5% return with an investment in the Notes and incurred a loss of 8.33% with a direct investment in the Reference Asset.

Example 3—On the Calculation Date, the Final Level of $39.60 is below the Initial Level and also is below the Contingent Protection Price. At our election, an investor would receive a number of shares equal to the Exchange Ratio, plus the Fractional Share Cash Amount plus the twelve interest payments of $8.75, which is 13 shares (worth $39.60 each) plus $35.20 (the Fractional Share Cash Amount) plus $105.00 (twelve interest payments of $8.75 each). The cash equivalent equals $655.00. If you had invested directly in the Reference Asset for the same one-year period, you would have received total cash payments of $650.00 (number of shares of the Reference Asset multiplied by the Final Level, plus the dividend payments), assuming liquidation of shares at the Final Level. An investment in the Notes would have resulted in a loss of 34.50%, while a direct investment in the Reference Asset would have resulted in a loss of 43.33%.

Structured Products Group

Table of Hypothetical Cash Settlement Values

Assumes the Closing Price Never Equals or Falls Below the Contingent Protection Price Before the Calculation Date

		Investment in the Notes			Direct Investment in the Reference Asset
Initial Level	Hypothetical Final Level	Cash Settlement Value	Total Coupon Payments (in % Terms)	1-Year Total Return	Percentage Change in Value of Reference Asset	Dividend Yield	1-Year Total Return
72.00	95.63	$1,000.00	10.5%	10.5%	32.83%	1.67%	34.50%
72.00	83.16	$1,000.00	10.5%	10.5%	15.50%	1.67%	17.17%
72.00	75.60	$1,000.00	10.5%	10.5%	5.00%	1.67%	6.67%
72.00	72.00	$1,000.00	10.5%	10.5%	0.00%	1.67%	1.67%
72.00	68.40	$1,000.00	10.5%	10.5%	-5.00%	1.67%	-3.33%
72.00	61.56	$1,000.00	10.5%	10.5%	-14.50%	1.67%	-12.83%

Table of Hypothetical Cash Settlement Values

Assumes the Closing Price Does Equal or Fall Below the Contingent Protection Price Before the Calculation Date

		Investment in the Notes			Direct Investment in the Reference Asset
Initial Level	Hypothetical Final Level	Cash Settlement Value	Total Coupon Payments (in % Terms)	1-Year Total Return	Percentage Change in Value of Reference Asset	Dividend Yield	1-Year Total Return
72.00	143.45	$1,000.00	10.50%	10.50%	99.24%	1.67%	100.91%
72.00	114.76	$1,000.00	10.50%	10.50%	59.39%	1.67%	61.06%
72.00	95.63	$1,000.00	10.50%	10.50%	32.83%	1.67%	34.50%
72.00	83.16	$1,000.00	10.50%	10.50%	15.50%	1.67%	17.17%
72.00	75.60	$1,000.00	10.50%	10.50%	5.00%	1.67%	6.67%
72.00	72.00	$1,000.00	10.50%	10.50%	0.00%	1.67%	1.67%
72.00	68.40	$950.00	10.50%	5.50%	-5.00%	1.67%	-3.33%
72.00	61.56	$855.00	10.50%	-4.00%	-14.50%	1.67%	-12.83%
72.00	52.33	$726.75	10.50%	-16.83%	-27.33%	1.67%	-25.66%
72.00	41.86	$581.40	10.50%	-31.36%	-41.86%	1.67%	-40.19%
72.00	31.40	$436.05	10.50%	-45.90%	-56.40%	1.67%	-54.73%
72.00	21.98	$305.24	10.50%	-58.98%	-69.48%	1.67%	-67.81%
72.00	14.28	$198.40	10.50%	-69.66%	-80.16%	1.67%	-78.49%
72.00	8.57	$119.04	10.50%	-77.60%	-88.10%	1.67%	-86.43%
72.00	4.71	$65.47	10.50%	-82.95%	-93.45%	1.67%	-91.78%

Structured Products Group

The following table sets forth on a per share basis the high and low Closing Prices, as well as end-of-quarter closing prices, for the Reference Asset during the periods indicated below. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close	Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 30, 2001	21.8102	17.6032	19.6536	December 31, 2003	40.6188	32.7896	39.6959
June 29, 2001	25.3449	18.3782	22.3211	March 31, 2004	41.1593	34.8245	37.9751
September 28, 2001	25.0133	18.0956	20.1112	June 30, 2004	40.8945	34.743	38.3277
December 31, 2001	24.0796	19.4603	23.6319	September 30, 2004	39.4287	33.221	39.0165
March 29, 2002	27.3318	21.2996	25.9012	December 31, 2004	48.1213	37.4119	47.5315
June 28, 2002	27.1632	21.0443	22.4427	March 31, 2005	48.9399	42.301	44.7685
September 30, 2002	22.649	16.7925	17.2039	June 30, 2005	50.6543	40.4454	46.8816
December 31, 2002	23.7135	15.6	21.3253	September 30, 2005	59.1853	46.6553	58.0684
March 31, 2003	25.0467	19.3795	23.12	December 31, 2005	59.3243	47.9063	57.3584
June 30, 2003	27.5558	23.0167	26.3306	March 31, 2006	76.9656	56.6436	71.5827
September 30, 2003	35.2025	25.1196	32.7611	April 1, 2006 to June 22, 2006 only	82.03	64.41	72.28

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supersedes the discussion set forth in “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement, but is subject to the limitations and qualifications set forth therein. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of this Note. Under one approach, the Note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that permits us to sell the Reference Asset to you at the maturity date for an amount equal to the principal amount of the Note, or “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the principal amount of the Note and the value of the Reference Asset at such time), and a deposit with us of cash in an amount equal to the “issue price” of your Notes (the “Deposit”) to secure your potential obligation under the Put Option and which is treated as a short-term debt instrument. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach for all U.S. federal income tax purposes. The balance of this summary assumes that the Notes are so treated. Each U.S. Holder should see “Certain U.S. Federal Income Tax Considerations—Alternative Characterizations and Treatments” in the Prospectus Supplement.

A portion of any stated interest payment on a Note equal to [4.82]%, per annum should be treated as put premium paid by us in respect of the Put Option (the “Put Premium”). The Put Premium should not be taxable to a U.S. Holder upon its receipt. If the Put Option expires unexercised (i.e., the payment at the maturity date is equal to the full principal amount of the Notes), the U.S. Holder should recognize the aggregate Put Premium received as short-term capital gain at such time.

If we exercise the Put Option and sell Reference Assets to a U.S. Holder, the U.S. Holder should not recognize any gain or loss (other than with respect to cash received in lieu of fractional shares, as described below) in respect of the Put Option. In this event, the U.S. Holder should have an adjusted tax basis in all Reference Assets received (including for this purpose any fractional shares) equal to the principal amount of the Note less the total Put Premium received. The U.S. Holder’s holding period for any Reference Assets received should start on the day after the delivery of the Reference Assets. The U.S. Holder should generally recognize a short-term capital gain or loss with respect to cash

Structured Products Group

received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares, which is equal to the U.S. Holder’s basis in all of the Reference Assets (including the fractional shares), times a fraction, the numerator of which is the fractional shares and the denominator of which is all of the Reference Assets (including fractional shares).

U.S. Holders should consult the offering documents for the Reference Asset for the U.S. federal income tax treatment of acquiring, owning and selling the Reference Asset.

If we elect to cash settle the Put Option, a U.S. Holder should generally recognize a short-term capital gain or loss equal to (i) the amount of cash received on the Note less (ii) the principal amount of the Note, less the total Put Premium received.

U.S. Holders that report income for federal income tax purposes on the accrual method and certain other U.S. Holders are required to include in income original issue discount (or if the U.S. Holder elects, acquisition discount, in lieu of original issue discount) on the Deposit as it accrues.

The aggregate original issue discount that will be required to be accrued will equal the difference between all payments on the Note (other than amounts representing Put Premium) over the issue price of the Note (which is also the issue price of the Deposit), reduced to the extent that the U.S. Holder purchases a Note for more than its issue price. The issue price of a Note generally is the first price at which a substantial amount of the offering of the Notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for money. For purposes of this disclosure, we assume that the issue price of the Note will equal the principal amount of the Note. You may obtain the issue price of the Note by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. A U.S. Holder that accrues original issue discount on the Note will not be taxable again upon receipt of the portion of the yield on the Note that represents a payment of accrued original issue discount.

The aggregate amount of acquisition discount that will be required to be accrued by a U.S. Holder (if a U.S. Holder elects to accrue acquisition discount in lieu of original issue discount) will equal the difference between all payments under the Note (other than amounts representing Put Premium) over the U.S. Holder’s purchase price of the Deposit. A U.S. Holder that elects to accrue acquisition discount will not be taxable again upon receipt of the portion of the yield on the Note that represents a payment of accrued acquisition discount.

Original issue discount and acquisition discount on the Deposit are accrued on a straight-line basis, unless an irrevocable election is made with respect to the Deposit to accrue the original issue discount or acquisition discount under the constant yield method based on daily compounding.

In general, an individual or other cash method U.S. Holder of a Note is not required to accrue original issue discount or acquisition discount with respect to the Deposit for federal income tax purposes, unless the U.S. Holder elects to do so. If a U.S. Holder does not elect to accrue original issue discount or acquisition discount with respect to the Deposit, the U.S. Holder will be taxable on the portion of the yield on the Deposit in the taxable year it is received. An election by a cash basis U.S. Holder to accrue original issue discount on the Deposit, as well as the election to accrue acquisition discount instead of original issue discount with respect to a Deposit, applies to all short-term debt instruments acquired by the U.S. Holder during the first taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the IRS consents to a revocation. Non-electing U.S. Holders that are not required to include currently original issue discount or acquisition discount with respect to a Deposit will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the Deposit in an amount not exceeding the untaxed portion of the accrued original issue discount or acquisition discount (determined on a ratable basis, unless the U.S. Holder elects to use a constant yield basis) on the Deposit, until payments on the Note representing accrued original issue discount are received. Upon the exercise or cash settlement of a Put Option, a U.S. Holder that is not required, and does not elect, to include original issue discount or acquisition discount in income currently will recognize ordinary income equal to the untaxed portion of the original issue discount.

Upon a sale, redemption, or other taxable disposition of a Note for cash, a U.S. Holder should allocate the cash received between the Deposit and the Put Option on the basis of their respective values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sales proceeds allocable to the Deposit and the U.S. Holder’s adjusted tax basis in the Deposit (which will generally equal the initial purchase price of your Note increased by any accrued acquisition discount or original

Structured Products Group

issue discount previously included in income on the Deposit, and reduced by the portion of your yield on the Note that does not represent Put Premium). Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if a U.S. Holder is treated as having held the Deposit for more than one year at the time of such disposition. However, in the case of a U.S. Holder that is not required and does not elect to include original issue discount or acquisition discount in income currently, any gain realized on the sale, exchange or other taxable disposition of the Deposit (i.e., by selling a Note) will be treated as ordinary income to the extent of the untaxed portion of original issue discount that had accrued on a straight-line basis (or, if elected, under the constant yield method based on daily compounding) through the date of sale, exchange or other disposition. If the Put Option has a positive value on the date of a sale of a Note, the U.S. Holder should recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option plus any previously received Put Premium. If the Put Option has a negative value on the date of sale, the U.S. Holder should be treated as having paid the buyer an amount equal to the negative value in order to assume the U.S. Holder’s rights and obligations under the Put Option. In such a case, the U.S. Holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. Holder with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sales price allocated to the Deposit in determining the gain or loss in respect of the Deposit. The deductibility of capital losses by U.S. Holders is subject to limitations.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Reference Asset	Term to Maturity	Coupon Rate, per Annum		Yield on the Deposit, per Annum		Put Premium, per Annum
Caterpillar Inc.	1-year	[10.5	%]	[5.68	]%	[4.82	]%